EXPLANATORY NOTE: [*] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit 10.21

December 10, 2014

Caterpillar Inc.

Building Construction Products Division

400 Regency Forest Drive, Suite 400

Cary, North Carolina 27518

Attn: Joseph Hellrung

Dear Sir,

This letter spells out commercial terms related to the purchase of MTL undercarriages and tracks (“Products”) by the Building Construction Products Division of Caterpillar Inc. (“Caterpillar”) from ASV Corporation. Caterpillar and ASV are each a party (“Party”) to this letter and collectively may be referred to as parties (“Parties”).

Duration. The Parties agree to a firm commitment to purchase for the next three (3) years from date of signing this letter (“Execution Date”).

•	First year would run from Execution Date in twelve (12) month intervals for three (3) years.

•	The execution of this letter would result in an immediate [*] reduction in whole goods.

•	Current tract pricing would see a [*] reduction in year one.

•	ASV needs to be Caterpillar’s exclusive supplier of these Products for three (3) years from the Execution Date for the discounts to remain in effect. With the exception of the interim period prior to the introduction of our new affordable replacement tracks.

Pricing. A straight forth structured method to adjust for the major cost drivers (steel, rubber and the motor).

•	Year two of the program would include a [*] price increase if a [*] minimum order level was not achieved in the first year of the program.

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

Or

•	ASV will cap price adjustments at [*] in a twelve (12) month period based on the rubber/steel index listed below increasing more than [*] from the date of the agreements signing date.

•	Year three would follow the same format based on the [*] minimum order or the [*] increase based on the rubber/steel index.

•	First year pricing reflects a [*] in the primary tracks, and [*] discount on the low volume tracks.

Pricing will be weighted and adjusted according to the content of the bill of material. Tracks and wheels will follow the SMR20 and Butadiene indexes. All other steel components will follow Bureau of Labor Statistics US Producer price indexes of (1504) and ductile iron casting and (101703) hot rolled steel sheet and strip.

Price Reduction. In addition to ASV’s aggressive pricing concession commitments we would also include a volume discount bonus. The volume discount only applies only if the entire three year program is agreed to.

[*]

Tracks – Cost Savings. [*]

Parts. [*]

Delivery Requirements. Caterpillar will provide ASV with a forecast of its needs for equipment, and parts for the next twelve (12) months. The first three (3) months of each such forecast shall be firm and binding on both Caterpillar and ASV.

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]

ASV Corporation

By:	/s/ James J. DiBiagio

Name:	James J. DiBiagio

Title:	General Manager

Date:	December 16, 2014

Acknowledged by:

Caterpillar Inc.

By:	/s/ Mary Bell

Name:	Mary Bell

Title:	VP- BCP

Date:	Dec. 18, 2014

EXHIBIT A

[*]

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]